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EXHIBIT 2

                                 AMENDMENT NO. 1
                                       TO
            SECURITIES PURCHASE AGREEMENT AND PLAN OF REORGANIZATION


         THIS AMENDMENT NO. 1 TO SECURITIES PURCHASE AGREEMENT AND PLAN OF REORGANIZATION ("Amendment") is entered into on December 27, 2001 by and among TEMPLEMORE ACQUISITION CORP., a Delaware corporation ("Templemore"), and the stockholders of GREAT NORTHERN HEALTH, INC., a Nevada corporation (the "Company"), listed on the list of selling stockholders ("List of Selling Stockholders") attached as Exhibit "A" hereto and who have executed this Agreement ("Selling Stockholders").


                                 R E C I T A L S

         A. Templemore and the Selling Stockholders have previously entered into a Securities Purchase Agreement and Plan of Reorganization (Agreement") dated September 21, 2001.

         B. The transactions under the Agreement have not been consummated as of the date of this Amendment.

         C. The parties now wish to amend the Agreement by way of this Amendment and proceed to close the transactions under the Agreement.

                                A G R E E M E N T

         It is agreed as follows:

         1. AMENDMENT OF AGREEMENT.

                  1.1 Recital A of the Agreement shall be deleted in its entirety and replaced with the following:

                  "Templemore has authorized capital stock consisting of 20,000,000 shares of common stock ("Common Stock"), $.001 par value, and 10,000,000 shares of preferred stock ("Preferred Stock"), $.001 par value, of which 3,224,375 shares of Common Stock and no shares of Preferred Stock are issued and outstanding."

                  1.2 Recital B of the Agreement shall be deleted in its entirety and replaced with the following:

                  "The Selling Shareholders are the sole stockholders of the Company. The Company has authorized capital stock consisting of 25,000,000 shares of common stock, of which 12,897,500 shares of common stock are issued and outstanding and owned by he Selling Shareholders (collectively, the "Company Shares")."


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                  1.3 Recital C of the Agreement shall be deleted in its
entirety and replaced with the following:

                  "The Selling Stockholders wish to sell, and Templemore wishes to acquire, all of the Company Shares on the Closing Date (as defined below), in exchange for Templemore's transfer to the Selling Stockholders of an aggregate of 12,897,500 shares ("Templemore Shares") of Common Stock, subject to and upon the terms and conditions hereinafter set forth."

                  1.4 The last sentence of Section 1.1 of the Agreement shall be deleted in its entirety and replaced with the following:

                  "A Selling Stockholder's pro rata share of the Templemore Shares shall be determined by multiplying the total number of the Templemore Shares (i.e., 12,897,500 shares of Common Stock) by a fraction, the numerator of which is the total number of Company Shares owned by the Selling Stockholder at the Closing and the denominator of which is the total number of Company Shares issued and outstanding at the Closing."

                  1.5 Section 1.3 of the Agreement shall be deleted in its entirety and replaced with the following:

                  "The closing ("Closing") of the exchange of the Company Shares and the Templemore Shares shall take place at the offices of the Company, at Richmond, Canada, at 4:00 p.m., local time, on December 31, 2001, or at such other time and place as may be agreed to by the Selling Shareholders and Templemore ("Closing Date")."

                  1.6 The third sentence of Section 2.2 of the Agreement shall be deleted in its entirety and replaced with the following:

                 "There are no warrants, options, subscriptions, calls, or other similar rights of any kind for the issuance or purchase of any securities of the Company held by the Selling Stockholder or, to his knowledge, any other person, other than options ("Company Options") to purchase an aggregate of 875,000 shares of the common stock of the Company."

                  1.7 The third sentence of Section 3.2 of the Agreement shall be deleted in its entirety and replaced with the following:

                  "There are no warrants, options, subscriptions, calls, or any other similar rights of any kind for the issuance or purchase of any securities of Templemore other than options to purchase 219,000 shares of Templemore common stock."

         2. MISCELLANEOUS. Except as expressly modified by this Amendment, the Agreement and all of its provisions shall remain in full force and effect. The parties agree that the miscellaneous provisions of Section 4 of the Agreement shall apply to this Amendment and shall be incorporated herein by this reference.



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         IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

                                                "Templemore"


                                                TEMPLEMORE ACQUISITION CORP., a
                                                Delaware corporation


                                                By: /s/ Melvin Howard
                                                   -----------------------------
                                                   Melvin Howard, Chairman & CEO


            [Signatures of Selling Stockholders Appear on Exhibit A]


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                                    EXHIBIT A

                          LIST OF SELLING STOCKHOLDERS

Name and Address of Selling Stockholder         Signature of Selling Stockholder
---------------------------------------         --------------------------------